SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

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(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS I, L.P.

STILWELL PARTNERS, L.P.

STILWELL VALUE LLC

JOSEPH STILWELL

JOHN STILWELL

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2) Form, Schedule or Registration Statement No.:

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Note: Below is the text of an advertisement appearing in the following newspapers: The Philadelphia Metro on January 22, 2008, and the Philadelphia Business Journal on January 25, 2008.

The following letter has been mailed to all the shareholders of Prudential Bancorp, Inc. of Pennsylvania.

The Directors of Prudential Bancorp, Inc. of Pennsylvania (PBIP) are:

JEROME R. BALKA, ESQ.	A. J. FANELLI
JOHN P. JUDGE	FRANCIS V. MULCAHY
JOSEPH W. PACKER, JR.	THOMAS A. VENTO

_______________________

THE STILWELL GROUP

26 BROADWAY

23rd FLOOR

NEW YORK, NY 10004

PHONE: (212) 269-5800

FACSIMILE: (212) 269-2675

January 8, 2008

Dear Fellow Shareholder:

The directors who are up for election this year will win—through no particular personal merit—because these same directors control the mutual that controls the majority of the shares in our Bank. And, as directors of the mutual, they act as though they are responsible to no one—not even the depositors. (They are so insular that one of the directors even received the seat his father held.)

Nevertheless, voting against them each year is a welcome exercise. It again gives us a chance to highlight the mediocre to poor job they’ve done during the past year, and I continue to have the hope that at least one of the above men will have his conscience touched by the public shareholders’ regular repudiation. Here goes for this year.

First, at last year’s annual meeting, Tom Vento gave evidence of his inability to manage a public company when he displayed his ignorance of what return on equity per share means. While there may be other public company CEO’s in America who don’t understand this most basic concept, I’ve never heard nor read of such a man or woman. What did the above men do about having such an ignorant CEO? Would it have been so untoward to have Tom take early retirement? After all, he’s 73 years old. Nope. This board took no action here.

Second, what have they done about management overseeing an earnings per share decline from an already mediocre level? Again, nothing.

Third, what action have these men taken in response to management’s failure to use the conversion proceeds to increase loans this past year? Again, nothing.

You might be tempted to think that this board doesn’t take decisive action on anything. Well, you’d be wrong. They have single-minded intensity when it comes to maneuvering to get multi-million dollar stock benefit packages for themselves. They’ve been working hard now since the summer of 2005 to find a way to use their positions at the mutual to override a vote by us, the public shareholders. Their 630-lawyer law firm is hard at work trying to use a loophole so that the mutual can vote its shares in favor of a ‘director and management recognition and retention plan’ that will give shares in our Bank to the very men who direct the mutual’s vote.

I have two questions:

1)	Just what are these men supposed to be recognized for?
2)	Why would we want to retain any of them?

Please vote to WITHHOLD on the GREEN card. These men truly don’t deserve our support. If you’ve already returned the Company’s card, you can still change your vote by returning the GREEN card to us. We strongly urge you to vote WITHHOLD.

Sincerely, /s/ Joseph Stilwell
Joseph Stilwell On behalf of the Stilwell Group: STILWELL VALUE PARTNERS I, L.P. STILWELL PARTNERS, L.P. STILWELL VALUE LLC

On December 26, 2007, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the 2007 annual meeting of stockholders of Prudential Bancorp, Inc. of Pennsylvania (“Prudential Bancorp”). On the record date for the meeting, December 19, 2007, there were 11,393,306 shares of common stock of Prudential Bancorp outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning December 27, 2007. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting Morrow & Co., LLC at 800-662-5200.